June 7, 2016

State Street Bank and Trust Company

Channel Center, Mailstop CCB0502

1 Iron Street

Boston, MA 02210

Attention: Thomas P. Barry, Vice President

Re:	NEXPOINT REAL ESTATE STRATEGIES FUND &

NEXPOINT DISCOUNT YIELD FUND (the “Funds”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new series of shares to be known as NEXPOINT REAL ESTATE STRATEGIES FUND & NEXPOINT DISCOUNT YIELD FUND (the “Funds”), which are expected to become effective on June 7, 2016.

In accordance with the Section 1, the Appointment of Administrator provision, of the Sub-Administration and Accounting Agreement dated as of August 26, 2014 by and among State Street Bank and Trust Company (“State Street”) and the Trust (as amended, modified, or supplemented from time to time, the “Agreement”), the undersigned Trust hereby requests that State Street act as Sub-Administrator for the new Funds under the terms of the Agreement. In connection with such request, the undersigned Trust hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

Please indicate your acceptance of the foregoing by executing two (2) copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

NEXPOINT REAL ESTATE STRATEGIES FUND

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Vice President, Chief Financial Officer, Principal Financial and Accounting Officer, Duly Authorized

NEXPOINT DISCOUNT YIELD FUND

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Vice President, Chief Financial Officer, Principal Financial and Accounting Officer, Duly Authorized

Information Classification: Limited Access

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Jane Kirkland
Name:	Jane Kirkland
Title:	Sr. Vice President

Effective Date: June 7, 2016

Information Classification: Limited Access